Exhibit 99.1

National & Retail Trades and First Call, Release: May 17, 2007 at 4:00 PM (EDT)

KOHL'S CORPORATION REPORTS FIRST QUARTER NET INCOME INCREASE OF 24.9 PERCENT AND DILUTED EARNINGS PER SHARE OF $0.64

Management Raises Fiscal 2007 Earnings Guidance

MENOMONEE FALLS, WI … May 17/BUSINESS WIRE/Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today reported results for the three months ended May 5, 2007.

First Quarter Results

Kohl’s Corporation reported a 24.9 percent increase in net income for the quarter ended May 5, 2007.  Net income was $209.0 million, or $0.64 per diluted share, compared with $167.2 million or $0.48 per diluted share a year ago.  Net sales increased to $3.6 billion from $3.2 billion a year ago, an increase of 11.8 percent for the quarter.  Comparable store sales increased 3.9 percent for the same period.

Larry Montgomery, Kohl’s chairman and chief executive officer, said, “We are pleased with our performance for the first quarter.  All lines of business posted positive comparable sales increases as did all regions of the country.  At the same time, we saw significant improvement in our gross margin rate and continued to manage our expenses with our sales growth.”

Montgomery added, “I am very proud of our associates and the role they played in delivering a great quarter and want to thank them for their hard work, loyalty and dedication to serving our customers.  They are the reason you can continue to ‘expect great things’ from Kohl’s.”

Earnings Guidance

As a result of its first quarter performance, the Company is raising its full-year earnings guidance from $3.68 to $3.84 per diluted share to $3.75 to $3.87 per diluted share for fiscal 2007.  The Company reaffirms its guidance for the second fiscal quarter of $0.81 to $0.85 per diluted share or a 17% to 23% increase over last year.

Expansion Update

During the first quarter, the Company successfully opened 17 new stores, including its entry into the Idaho market with three stores.

The Company now operates 834 stores in 46 states, compared with 749 stores in 43 states at the same time last year.

The Company will open the balance of its planned 110 to 115 stores for 2007 in the fall season.

First Quarter Earnings Conference Call

Investors will have the opportunity to listen to the conference call scheduled for 5:00 PM EDT on May 17 by dialing (913) 905-3179 (Pass Code: 7748592) ten minutes prior to the start of the call.  A replay of the conference call will be accessible for 30 days, from 8 PM EDT May 17 through midnight June 15, 2007, by dialing (719) 457-0820 (Pass Code: 7748592).

In addition, the call will be web cast live over the Internet through the Company’s web site located at http://www.kohls.com (see “Investor Relations” / “Calendar of Events”), or through Premiere Global’s web site at https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrcrxrdsvsrlcs.  To listen to the call, please go to either web site at least 15 minutes early to register, download, and install any necessary audio software.  The web cast will be available for 30 days on both web sites.

Piper Jaffray Conference

Wes McDonald, Kohl’s chief financial officer, will be presenting at the Piper Jaffray Consumer Conference at the St. Regis Hotel in New York City on June 7, 2007 at 1:30 PM EDT.  To listen to the live web cast of the presentation, go to http://www.piperjaffray.com/conferences.  After the completion of this conference, a full audio web cast will be available until July 7, 2007.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes”, “expects”, “may”, “will”, “should”, “anticipates”, “plans”, or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media Contact:

Vicki Shamion, Vice President – Public Relations, (262) 703-1464

KOHL'S CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Millions, except per share data)

(Unaudited)

	13 Weeks Ended
	May 5, 2007	% to Net Sales	April 29, 2006	% to Net Sales

Net sales	$ 3,572.0		$ 3,196.3
Cost of merchandise sold	2,255.7	63.1%	2,040.9	63.9%

Gross margin	1,316.3	36.9%	1,155.4	36.1%

Operating expenses:
Selling, general and administrative	857.0	24.0%	768.9	24.1%
Depreciation and amortization	104.7	2.9%	93.3	2.9%
Preopening expenses	8.5	0.3%	11.0	0.3%

Operating income	346.1	9.7%	282.2	8.8%

Interest expense, net	10.2	0.3%	14.2	0.4%

Income before income taxes	335.9	9.4%	268.0	8.4%
Provision for income taxes	126.9	3.6%	100.8	3.2%

Net income	$ 209.0	5.8%	$ 167.2	5.2%

Basic net income per share	$ 0.65		$ 0.48
Avg. number of shares	321.8		345.3

Diluted net income per share	$ 0.64		$ 0 .48
Avg. number of shares	325.1		347.3

Kohl's Corporation

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

Subject to Reclassification

	13 Weeks Ended
	May 5, 2007	April 29, 2006
Operating activities
Net income	$ 208,953	$ 167,245
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	104,821	93,407
Amortization of debt discount	53	36
Deferred income taxes	40,340	19,709
Share-based compensation	9,100	9,918
Excess tax benefits from share-based compensation	(6,856)	(6,952)

Changes in operating assets and liabilities:
Accounts receivable, net	0	1,652,065
Merchandise inventories	(125,547)	(110,323)
Other current and long-term assets	(43,561)	(104,538)

Accounts payable	87,928	38,720
Accrued and other long-term liabilities	(67,406)	56,096
Income taxes payable	(104,206)	(65,798)

Net cash provided by operating activities	103,619	1,749,585

Investing activities

Acquisition of property and equipment and favorable lease rights	(322,295)	(280,635)
Purchases of short-term investments	(1,856,719)	(3,588,105)
Sales of short-term investments	2,035,208	2,347,046
Proceeds from sale of property plant and equipment	25,400	0
Other	(411)	(2,576)

Net cash used in investing activities	(118,817)	(1,524,270)

Financing activities

Payments of other long-term debt	(11,590)	(101,689)
Excess tax benefits from share-based compensation	6,856	6,952
Treasury stock purchases	(904)	(77,247)
Proceeds from stock option exercises	82,555	15,032

Net cash provided by (used in) financing activities	76,917	(156,952)
Net increase in cash and cash equivalents	61,719	68,363
Cash and cash equivalents at beginning of period	189,170	126,839

Cash and cash equivalents at end of period	$ 250,889	$ 195,202

Kohl's Corporation

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

Subject to Reclassification

	May 5, 2007	April 29, 2006
Assets
Current assets:
Cash and cash equivalents	$250,889	$ 195,202
Short-term investments	252,741	1,401,136
Merchandise inventories	2,713,646	2,347,891
Deferred income taxes	11,590	0
Other current assets	169,555	185,228
Total current assets	3,398,421	4,129,457

Property and equipment, net	5,576,938	4,791,447
Favorable lease rights, net	216,420	209,225
Goodwill	9,338	9,338
Other assets	60,301	52,500
Total assets	$9,261,418	$ 9,191,967

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$1,022,304	$ 868,691
Accrued liabilities	651,688	672,053
Income taxes payable	122,201	94,158
Deferred income taxes	0	3,210
Current portion of long-term debt and capital leases	9,921	8,440
Total current liabilities	1,806,114	1,646,552

Long-term debt and capital leases	1,040,915	1,043,952
Deferred income taxes	255,270	210,623
Other long-term liabilities	248,705	211,457
Shareholders’ equity	5,910,414	6,079,383
Total liabilities and shareholders’ equity	$9,261,418	$ 9,191,967